                                                                  EXHIBIT 3.1(a)


               FILED
       IN THE OFFICE OF THE
     SECRETARY OF STATE OF THE
          STATE OF NEVADA
            DEC 16 1998
            C 11395-96
 DEAN HELLER, SECRETARY OF STATE



              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                        ADVANCED OPTICS ELECTRONICS, INC.


         Pursuant to NRS 78.385 and 78.390, the undersigned President and Secretary of Advanced Optics Electronics, Inc. do hereby certify:

         That the following amendments to the articles of incorporation were unanimously approved by the Board of Directors of said corporation by written consent at a meeting of the Board of Directors dated December 11, 2000 and by a majority of the outstanding shares entitled to vote.

1.       Change of Authorized Capital

         Article VI Section 1 - Capital Stock - Authorized Shares is hereby amended to read as follows:

         Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 75,000,000 shares of Common Stock at $.001 par value per share.

         This Certificate of Amendment of the Articles of Incorporation may be executed in two or more counterparts.




                                 ADVANCED OPTICS ELECTRONICS, INC.


                                 /s/  MICHAEL H. PETE
                                 ---------------------------------
                                 Michael H. Pete, President

                                 /s/  LESLIE S. ROBINS
                                 ---------------------------------
                                 Leslie S. Robins, Secretary